Exhibit 8.1

List of Significant Subsidiaries of HUTCHMED (China) Limited

HUTCHMED Limited (PRC)

HUTCHMED International Corporation (U.S.)

Hutchison Whampoa Sinopharm Pharmaceuticals (Shanghai) Company Limited (PRC)

Hutchison Hain Organic (Hong Kong) Limited (Hong Kong)

Hutchison Healthcare Limited (PRC)

HUTCHMED Science Nutrition Limited (Hong Kong)

Shanghai Hutchison Pharmaceuticals Limited (PRC)*

*non-consolidated entity